Exhibit 3

                      D. E. Shaw Laminar Portfolios, L.L.C.
                           120 West Forty-Fifth Street
                               Floor 39, Tower 45
                               New York, NY 10036




June 9, 2004

Mr. Philip Tinkler
Danielson Holding Corporation
2 North Riverside Plaza, Suite 600
Chicago, IL 60606
Facsimile: (312) 454-9678


Re:     Danielson Holding Corporation Rights Offering
        ---------------------------------------------

With regard to the rights offering of common stock, par value $.10 per share (the "Common Stock") of Danielson Holding Corporation described in the prospectus supplement, dated May 18, 2004, to the Company's Registration Statement on Form S-3 (No. 333-39144) (the "Rights Offering"), set forth below is our understanding and agreement as to the procedures applicable to the provisions of that certain Note Purchase Agreement, dated as of December 2, 2003, by and among Danielson Holding Corporation ("Danielson") and, among others, D. E. Shaw Laminar Portfolios, L.L.C. ("Laminar") (the "Note Purchase Agreement") relating to Laminar's participation in the Rights Offering. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Note Purchase Agreement.

Pursuant to Section 5.4(b) of the Note Purchase Agreement, Laminar and Danielson have agreed that Laminar shall participate fully in the Rights Offering in respect of rights accruing to the Escrowed Stock held by Laminar (constituting 2,560,427 shares of Danielson Common Stock (the "NPA Shares")). Additionally, Laminar and Danielson have further agreed, pursuant to Section 5.4(c) of the Note Purchase Agreement, that Laminar shall participate in the Rights Offering in respect of the 227,700 shares of Danielson Common Stock owned by Laminar on or before the date of the Note Purchase Agreement (the "Initial Shares" and, together with the NPA Shares, the "Subject Shares"), at the level of Public Participation in the Rights Offering.

The parties agree that because of the pre-existing contractual obligations under the Note Purchase Agreement defining the obligations of Laminar to participate in the Rights Offering, the requirements to deliver a completed and executed exercise form with any required signature guarantees or other supplemental documentation, as otherwise applicable to the Rights Offering for the exercise of shares are not necessary to evidence Laminar's irrevocable intention to participate in the Rights Offering and the terms of the Note Purchase Agreement shall govern Laminar's participation in the Rights Offering with respect to the Subject Shares. No other documentation shall be required.

At Danielson's request, in lieu of the procedures otherwise applicable to the Rights Offering for the exercise of shares, Laminar has delivered the Initial Shares to American Stock Transfer & Trust Company, the warrant agent for the Rights Offering (the "Warrant Agent"), to be held in escrow pending the closing of the Rights Offering, for the purpose of aggregating all shares to be held by Laminar as at the close of the Rights Offering into a single stock certificate. The NPA Shares are currently held in escrow by Danielson pursuant to its Certificate of Incorporation.

In addition, the parties agree that in lieu of delivery of the exercise price payment by check, bank draft, money order or wire transfer to the Warrant Agent as otherwise applicable to the Rights Offering for the exercise of shares, no such payment will be required from Laminar with respect to the Subject Shares because payment shall be made by reduction and setoff from the amount otherwise required to be paid by Danielson to Laminar under the Note Purchase Agreement and the Note issued thereunder.

The parties agree that compliance with the terms of this letter agreement shall constitute compliance with Laminar's obligations under the Note Purchase Agreement relating to its participation in the Rights Offering. In the event of a conflict between the express provisions of this letter and the Note Purchase Agreement, the Note Purchase Agreement shall govern.

All provisions of the Note Purchase Agreement are hereby affirmed in all respects.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

If you are in agreement with the foregoing, please sign in the space provided below and return a copy of this letter to Laminar.

                                    D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.




                                    By:  /s/ Max Holmes
                                         Name:   Max Holmes
                                         Title:  Authorized Signatory

Agreed:
DANIELSON HOLDING CORPORATION




By: /s/ Philip Tinkler
    Name:   Philip Tinkler
    Title:  Chief Financial Officer